Exhibit 3.1

MONARCH COMMUNITY BANCORP, INC.

ARTICLES OF AMENDMENT

THIS IS TO CERTIFY THAT:

FIRST: The charter (the “Charter”) of Monarch Community Bancorp, Inc., a Maryland corporation (the “Corporation”), is hereby amended to provide that, at the Effective Time (as defined below), every five shares of Common Stock, $.01 par value per share, of the Corporation, which were issued and outstanding immediately prior to the Effective Time, shall be changed into one issued and outstanding share of Common Stock, $0.05 par value per share. Any fraction of a share of Common Stock that would otherwise have resulted from the foregoing combination will be eliminated by rounding such fraction up to the nearest whole share.

SECOND: The amendment to the Charter of the Corporation as set forth above has been duly approved by a majority of the Board of Directors of the Corporation as required by the Maryland General Corporation Law (the “MGCL”). Pursuant to Section 2-309(e)(2) of the MGCL, no stockholder approval was required.

THIRD: There has been no increase in the authorized stock of the Corporation effected by the amendment to the charter of the Corporation as set forth above.

FOURTH: These Articles of Amendment shall be effective at 12:01 a.m. EST on May 28, 2013 (the “Effective Time”).

FIFTH: The undersigned President acknowledges these Articles of Amendment to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned President acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

[Signature Page Follows]

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be executed in its name and on its behalf by its President and attested to by its Secretary on this 7th day of May, 2013.

ATTEST:

MONARCH COMMUNITY BANCORP, INC.		MONARCH COMMUNITY BANCORP, INC.

By:	/s/ Andrew J. Van Doren	By:	/s/ Richard J. DeVries
Name:	Andrew J. Van Doren	Name:	Richard J. DeVries
Title:	Secretary	Title:	President